Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Fourth Quarter		Years ended December 31,
	2013	2012	2013	2012
	(in millions, except per share amounts)

Railway operating revenues
Coal	$641	$657	$2,543	$2,879
General merchandise	1,622	1,443	6,318	5,920
Intermodal	618	584	2,384	2,241
Total railway operating revenues	2,881	2,684	11,245	11,040

Railway operating expenses
Compensation and benefits	761	726	3,002	2,960
Purchased services and rents	406	418	1,629	1,604
Fuel	403	395	1,613	1,577
Depreciation	233	233	916	916
Materials and other	197	198	828	859
Total railway operating expenses	2,000	1,970	7,988	7,916

Income from railway operations	881	714	3,257	3,124

Other income – net (note 1)	39	36	233	129
Interest expense on debt	137	129	525	495

Income before income taxes	783	621	2,965	2,758

Provision for income taxes
Current	223	121	793	643
Deferred	47	87	262	366
Total income taxes	270	208	1,055	1,009

Net income	$513	$413	$1,910	$1,749

Earnings per share (notes 1 & 2)
Basic	$1.66	$1.31	$6.10	$5.42
Diluted	1.64	1.30	6.04	5.37

Weighted average shares outstanding (note 3)
Basic	308.7	314.8	311.9	320.9
Diluted	312.3	318.6	315.5	325.2

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Fourth Quarter		Years ended December 31,
	2013	2012	2013	2012
	($ in millions)

Net income	$513	$413	$1,910	$1,749
Other comprehensive income (loss), before tax:
Pension and other postretirement benefits	1,012	(211)	1,122	(114)
Other comprehensive income (loss) of equity investees	40	(9)	42	(13)
Other comprehensive income (loss), before tax	1,052	(220)	1,164	(127)
Income tax benefit (expense) related to items of other
comprehensive income (loss)	(393)	82	(436)	44
Other comprehensive income (loss), net of tax	659	(138)	728	(83)

Total comprehensive income	$1,172	$275	$2,638	$1,666

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2013	2012
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$1,443	$653
Short-term investments	118	15
Accounts receivable - net	1,024	1,109
Materials and supplies	223	216
Deferred income taxes	180	167
Other current assets	87	82
Total current assets	3,075	2,242

Investments	2,439	2,300
Properties less accumulated depreciation of $10,387 and
$9,922, respectively	26,645	25,736
Other assets	324	64

Total assets	$32,483	$30,342

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,265	$1,362
Short-term debt	100	200
Income and other taxes	225	206
Other current liabilities	270	263
Current maturities of long-term debt	445	50
Total current liabilities	2,305	2,081

Long-term debt	8,903	8,432
Other liabilities	1,444	2,237
Deferred income taxes	8,542	7,832
Total liabilities	21,194	20,582

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 308,878,402 and 314,034,174 shares,
respectively, net of treasury shares	310	315
Additional paid-in capital	2,021	1,911
Accumulated other comprehensive loss	(381)	(1,109)
Retained income	9,339	8,643

Total stockholders’ equity	11,289	9,760

Total liabilities and stockholders’ equity	$32,483	$30,342

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Years ended December 31,
	2013	2012
	($ in millions)
Cash flows from operating activities
Net income	$1,910	$1,749
Reconciliation of net income to net cash provided by operating activities:
Depreciation	922	922
Deferred income taxes	262	366
Gains and losses on properties and investments (note 1)	(104)	(6)
Changes in assets and liabilities affecting operations:
Accounts receivable	85	(64)
Materials and supplies	(7)	(7)
Other current assets	(5)	(6)
Current liabilities other than debt	5	82
Other – net	10	29
Net cash provided by operating activities	3,078	3,065

Cash flows from investing activities
Property additions	(1,971)	(2,241)
Property sales and other transactions	144	192
Investments, including short-term	(130)	(23)
Investment sales and other transactions	63	78
Net cash used in investing activities	(1,894)	(1,994)

Cash flows from financing activities
Dividends	(637)	(624)
Common stock issued – net	131	89
Purchase and retirement of common stock (note 3)	(627)	(1,288)
Proceeds from borrowings – net	989	1,491
Debt repayments	(250)	(362)
Net cash used in financing activities	(394)	(694)

Net increase in cash and cash equivalents	790	377

Cash and cash equivalents
At beginning of year	653	276

At end of year	$1,443	$653

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$492	$473
Income taxes (net of refunds)	735	618

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.       Other Income — Net

In first quarter 2013, we recognized a $97 million gain on a land sale, which increased net income by

$60 million or $0.19 per share.

2.       Earnings Per Share

For basic earnings per share, income available to common stockholders reflects reductions for the effect of dividend equivalent payments made to holders of stock options and restricted stock units as follows:  for the fourth quarter, $2 million in both 2013 and 2012; and for the year, $7 million in 2013 and $9 million in 2012.

For diluted earnings per share, income available to common stockholders reflects reductions for the effect of dividend equivalent payments made to holders of stock options and restricted stock units as follows:  for the fourth quarter, $1 million in 2013 and 2012; and for the year, $4 million in 2013 and 2012.

3.       Stock Repurchase Program

We repurchased and retired 8.3 million shares of common stock in 2013, at a cost of $627 million, and 18.8 million shares at a cost of $1.3 billion in 2012.  We have remaining authorization from our Board of Directors to repurchase up to 38.3 million shares through December 31, 2017.  The timing and volume of purchases is guided by our assessment of market conditions and other pertinent factors.  Any near-term share repurchases are expected to be made with internally generated cash, cash on hand, or proceeds from borrowings.  Since the beginning of 2006, we have repurchased and retired 136.7 million shares at a total cost of $8.1 billion